Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-106833 and 333-129834) and S-8 (No. 333-56322, 333-55974, 333-54188, 333-40154, 333-40152, 333-87322, 333-91124, 333-104925, 333-106683, 333-108334, 333-111133, 333-114434 and 333-124072) of Marvell Technology Group Ltd. of our report dated April 13, 2006 relating to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
San Jose, California
April 13, 2006